                                   FORM 8-K/A

                             WASHINGTON, D.C. 20549

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                            MRV COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

        0-23452                                         06-1340090
(Commission File Number)                  (I.R.S. Employer Identification No.)

8917 Fullbright Ave.
Chatsworth, CA                                               91311
(Address of Principal executive offices)                   (Zip Code)

                                  818 773-9044
              (Registrant's telephone number, including area code)

                                       N/A
           (Form name or former address, if changed since last report)

         This Form 8-K/A Supplements and completes registrant's Form 8-K filed February 13, 1998:

Item 7   Financial Statements and Exhibits

         (a)   Financial Statements of Business Acquired

         The following financial statements of Xyplex, Inc. are included herewith:

         Description                                                                        Page
         -----------                                                                        ----
AUDITED FINANCIAL STATEMENTS AT OCTOBER 31, 1997 AND 1996 AND FOR THE YEAR ENDED
OCTOBER 31, 1997 AND THE PERIOD APRIL 10, 1996 TO OCTOBER 31, 1996

Report of Independent Auditors (Ernst & Young LLP)...........................................  4

Balance Sheets at October 31, 1997 and 1996..................................................  5

Statements of Operations for the year ended October 31, 1997 and the period April 10, 1996 to October 31, 1996 ...................................  6

Statements of Changes in Stockholders Equity for the year ended
        October 31, 1997 and the period April 10, 1996 to October 31, 1996...................  7

Statements of Cash Flows for the year ended October 31, 1997 and the period April 10, 1996 to October 31, 1996....................................  8

Notes to Financial Statements................................................................  9

AUDITED FINANCIAL STATEMENTS AT APRIL 9, 1996 AND
FOR THE PERIOD JANUARY 1, 1996 TO APRIL 9, 1996

Report of Independent Auditors (Coopers & Lybrand L.L.P.).................................... 21

Balance Sheet at April 9, 1996............................................................... 22

Statement of Loss for the period January 1, 1996 to April 9, 1996 ........................... 23

Statement of Parent Company Investment....................................................... 24

Statement of Cash Flows for the period January 1, 1996 to April 9, 1996...................... 25

Notes to Financial Statements................................................................ 26

        (b)  Pro Forma Financial Information

          The following pro forma financial information is included herewith:

Unaudited Pro Forma Consolidated Financial Statements........................................ 33

Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1997....................... 34

Unaudited Pro Forma Statement of Operations for the year ended
        December 31, 1997.................................................................... 36

Notes and Assumptions to Unaudited Pro Forma Consolidated  Financial Statements.............. 37

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           MRV COMMUNICATIONS, INC.



Date: April 17, 1998                        BY:  /s/ EDMUND GLAZER
                                           -------------------------------------
                                               Edmund Glazer
                                               Chief Financial Officer

                         Report of Independent Auditors


Board of Directors
Whittaker Corporation


We have audited the accompanying balance sheets of Xyplex, Inc. (the Company) as of October 31, 1997 and 1996, and the related statements of operations, changes in stockholder's equity, and cash flows for the year ended October 31, 1997 and the period from April 10, 1996 to October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xyplex, Inc. at October 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended October 31, 1997 and the period from April 10, 1996 to October 31, 1996, in conformity with generally accepted accounting principles.

                                                          /S/ Ernst & Young

                                                          ERNST & YOUNG LLP


November 26, 1997, except
   Note 13, as to which the
   date is March 11, 1998

                                  Xyplex, Inc.

                                 Balance Sheets
                                 (In thousands)

                                                                      OCTOBER 31
                                                                  1997          1996
                                                            ----------------------------

     ASSETS
     Cash and cash equivalents                                 $  1,037     $   1,225
     Notes receivable                                                 8           344
     Accounts receivable, less reserve of $1,712 and
       $1,042 in 1997 and 1996, respectively                     12,319        14,543
     Inventory                                                    3,276         6,694
     Deferred income taxes                                        5,071         6,281
     Prepaid expenses and other current assets                      864           928
                                                            ----------------------------
     Total current assets                                        22,575        30,015
                                                            ----------------------------

     Property and equipment, net                                  4,832         6,974
     Other assets                                                   320         1,464
     Goodwill                                                         -        61,025
     Developed technology                                         7,968        13,344
     Customer relations                                          12,110        19,264
     Other intangible assets                                      1,529         3,556
                                                            ----------------------------

     Total assets                                               $49,334      $135,642
                                                            ============================

     LIABILITIES AND PARENT COMPANY INVESTMENT
     Current liabilities:
       Accounts payable                                        $  5,257     $   5,964
       Accrued payroll taxes and deductions                         489           130
       Accrued warranty expense                                   1,029         1,183
       Other accrued expenses                                     5,096         6,265
       Deferred revenue                                           3,296         3,359
       Current portion of capital lease obligations                  57           150
                                                            ----------------------------
     Total current liabilities                                   15,224        17,051
                                                            ----------------------------

     Long-term portion of capital lease obligations                 112             -
     Deferred income taxes                                        5,688        11,197
     Due to parent company                                        6,932         4,290

     Commitments and contingencies

     Parent company investment                                   21,378       103,104
                                                            ----------------------------

     Total liabilities and parent company investment            $49,334      $135,642
                                                            ============================

     See accompanying notes.

                                  Xyplex, Inc.

                            Statements of Operations
                                 (In thousands)



                                                                             PERIOD
                                                                            APRIL 10
                                                             YEAR ENDED      1996 TO
                                                              OCTOBER 31    OCTOBER 31
                                                                 1997          1996
                                                         --------------------------------

    Net sales                                                $  75,663       $  52,021
    Cost of sales                                               37,004          25,168
                                                         --------------------------------
    Gross profit                                                38,659          26,853

    Operating expenses:
      Selling and marketing                                     25,542          17,963
      General and administrative                                 8,170           2,719
      Research and development                                  13,465           7,797
      Parent company allocations                                 3,346           1,895
      Amortization of goodwill and other intangible             12,064           4,827
       assets
      Impairment of goodwill and other intangible assets        63,172               -
      Write off of acquired in-process research and
       development                                                   -          11,700
                                                         --------------------------------
    Total operating expenses                                   125,759          46,901
                                                         --------------------------------

    Operating loss                                             (87,100)        (20,048)

    Interest expense                                                (5)             (9)
    Interest income                                                 18               -
                                                         --------------------------------

    Net loss before income tax benefit                         (87,087)        (20,057)

    Benefit from federal income taxes                           (6,778)         (6,704)
                                                         --------------------------------

    Net loss                                                 $ (80,309)       $(13,353)
                                                         ================================

  See accompanying notes.

                                  Xyplex, Inc.

                  Statements of Changes in Stockholder's Equity

                    Period April 10, 1996 to October 31, 1997
                                 (In thousands)



                                                                       PARENT
                                                                      COMPANY
                                                                     INVESTMENT
                                                                    --------------

Acquisition by Whittaker                                               $116,457
Net loss                                                                (13,353)
                                                                    --------------
Balance at October 31, 1996                                             103,104
Dividend to parent                                                       (1,417)
Net loss                                                                (80,309)
                                                                    --------------

Balance at October 31, 1997                                           $  21,378
                                                                    ==============

 See accompanying notes.

                                  Xyplex, Inc.

                            Statements of Cash Flows
                                 (In thousands)

                                                                          PERIOD APRIL 10
                                                             YEAR ENDED       1996 TO
                                                             OCTOBER 31      OCTOBER 31
                                                                1997            1996
                                                           -----------------------------
OPERATING ACTIVITIES
Net loss                                                      $(80,309)     $(13,353)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
    Depreciation and amortization                               16,050         6,855
    Impairment of goodwill and other intangible assets          63,172             -
    Loss on sale and retirement of equipment                       241            34
    Write off of acquired in-process research and
       development                                                   -        11,700
    Write off of other intangible assets                           220             -
    Deferred income tax benefit                                 (4,299)       (5,278)
    Deferred revenue                                               (63)          (37)
Changes in assets and liabilities:
  Accounts receivable                                              807         2,647
  Inventory                                                      3,418            68
  Prepaid expenses and other current assets                         64           269
  Accounts payable                                                 439        (1,846)
  Accrued expenses                                                (363)       (4,648)
                                                              --------      --------
Net cash used in operating activities                             (623)       (3,589)

INVESTING ACTIVITIES
Purchase of equipment                                           (1,940)       (1,017)
Proceeds from sale of equipment                                     45             -
Notes receivable                                                   336             -
Other                                                              662        (1,358)
                                                              --------      --------
Net cash used in investing activities                             (897)       (2,375)

FINANCING ACTIVITIES
Change in cash overdrafts                                       (1,146)         (450)
Principal payments on capital lease obligations                   (164)         (243)
Net receipts from parent company                                 2,642         4,290
                                                              --------      --------
Net cash provided by financing activities                        1,332         3,597
                                                              --------      --------
Net decrease in cash and cash equivalents                         (188)       (2,367)
Cash and cash equivalents at beginning of the period             1,225         3,592
                                                              --------      --------

Cash and cash equivalents at end of the period                $  1,037      $  1,225
                                                              ========      ========

Supplemental disclosure of cash flow information:
 Cash paid during the period for:
    Interest                                                  $     13      $     23
    Income taxes                                                   388           115

See accompanying notes.

                                  Xyplex, Inc.

                          Notes to Financial Statements

                                October 31, 1997



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

Xyplex, Inc. (the Company or Xyplex) designs, manufactures, markets and supports data networking products. On April 10, 1996, Xyplex was acquired by Whittaker Corporation (Whittaker) for total consideration of $116.5 million, and, during the period from April 10, 1996 to January 13, 1997, Xyplex was a wholly-owned subsidiary of Whittaker. Since January 13, 1997, the Company has been owned by Whittaker Xyplex, Inc., a wholly-owned subsidiary of Whittaker. Pursuant to the purchase method of accounting, the assets and liabilities acquired by Whittaker were revalued to their fair value at the date of acquisition. As a result of the transaction, the Company recorded intangible assets of $37.2 million and goodwill of $62.8 million. Acquired in-process research and development valued at $11.7 million was expensed at the acquisition date.

The accompanying historical financial statements represent the Company's results of operations and its financial condition as a wholly-owned subsidiary of Whittaker. Interest expense associated with Whittaker's general corporate debt has not been allocated to the Company's financial statements. Certain costs and expenses presented in the financial statements represent intercompany allocations and management's estimates of the costs of services provided to the Company by Whittaker. During the first quarter of 1997, certain operations of another subsidiary of Whittaker were integrated into the operations of the Company. The financial statements of the Company for 1997 reflect the results of operations and its financial position net of certain costs and balance sheet amounts allocated to this integrated operation. (See Note 2 for further discussion of allocations and amounts due to parent company.)

PARENT COMPANY INVESTMENT

The parent company investment account represents the net assets of the Company and includes a $1.4 million dividend distribution in the form of a transfer of assets to Whittaker in 1997.

                                  Xyplex, Inc.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The accompanying financial statements include the accounts of the Company. The preparation of financial statements in conformity with generally accepted accounting principles may require management to make certain estimates and assumptions that could affect the amounts reported in the financial statements and accompanying notes. Actual costs could differ from those estimates.

REVENUE RECOGNITION

The Company recognizes product revenue upon shipment of goods and software. Maintenance and support fees greater than $10,000 are recognized ratably over the life of the contract.

INVENTORY

Inventories are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense, while the costs of significant improvements are capitalized. Depreciation is computed using the straight-line method and allocates the cost of these assets over their estimated useful lives as follows:

                                                           ESTIMATED
ASSET CLASSIFICATION                                     USEFUL LIFE
--------------------                                     -----------
Equipment                                                  3-5 years
Computer equipment                                          3 years
Furniture and fixtures                                      5 years
Leasehold improvements                                   Term of lease
Equipment under capital lease                            Term of lease


Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are eliminated, and the related gains or losses are reflected in income.

                                  Xyplex, Inc.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLE ASSETS

Until May of 1997, goodwill and other intangible assets were amortized on a straight-line basis over periods of 20 years in the case of goodwill, 15 years in the case of developed technologies and customer relations, and five years in the case of other intangible assets. Beginning in May of 1997, the amortization periods for goodwill and customer relations were reduced to seven years.

At October 31, 1997 and 1996, intangible assets consisted of the following (in thousands):

                                  1997                         1996
                       ---------------------------------------------------------
                                    ACCUMULATED                  ACCUMULATED
                         COST      AMORTIZATION       COST      AMORTIZATION
                       ---------------------------------------------------------

Goodwill                                             $62,786         $1,761
Developed technology    $12,624       $4,656          15,000          1,656
Customer relations       16,388        4,278          20,000            736
Other intangibles         4,141        2,612           4,956          1,400

IMPAIRMENT OF LONG-LIVED ASSETS

When indicators of impairment of long-lived assets used in operations or long-lived assets to be disposed of are present, and the undiscounted future cash flows estimated to be generated by those assets are less than the carrying value of such assets, an impairment loss would be recorded by the Company (see
Note 3).

RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

Research and development costs are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, capitalization of internally developed computer software costs begins upon the establishment of technological feasibility. The Company believes that once a working model has been established, the additional development costs to bring the product to a commercially acceptable level are not significant. There were no software development costs capitalized as of October 31, 1997 and 1996.

                                  Xyplex, Inc.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company records income taxes based on an asset and liability approach which results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities. For purposes of these financial statements, income taxes have been calculated as if Xyplex had prepared a tax return on a stand-alone basis.

NEW ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income, effective for the 1999 fiscal year. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in the financial statements. Comprehensive income is defined as the change in the equity of a business enterprise during a period from transactions and other events from nonowner sources. The Company does not expect the adoption of SFAS No. 130 will have a material effect on its financial statements.

In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, effective for the 1999 fiscal year. SFAS No. 131 requires the reporting of certain information about operating segments of a business enterprise and supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirements to report information about major customers. The Company does not expect the adoption of SFAS No. 131 to have a material effect on its financial statements.

2.  ALLOCATED COSTS AND DUE TO PARENT COMPANY

The historical statements of operations include charges from Whittaker representing the Company's share of the cost of support services provided. These charges are allocations of allowable corporate expenses, as defined in the Federal Acquisitions Regulation, associated with legal, marketing, management and financial services. The basis of the allocation is the Company's relative amount of payroll, sales and the year-to-date change in fixed assets and inventory compared to Whittaker's consolidated balances for such amounts.

                                  Xyplex, Inc.

2.  ALLOCATED COSTS AND DUE TO PARENT COMPANY (CONTINUED)

Following the acquisition of the Company by Whittaker, the Company has participated in the Whittaker cash management program. All of this cash management activity is reflected in "due to parent company." Intercompany activity also includes, among other things, allocations of corporate expenses, state and federal income tax payments and credits, and insurance costs. An analysis of due to parent company for the period from April 10, 1996 to October 31, 1997 is as follows (in thousands):

Balance at April 10, 1996                        $     -
  Net cash transferred from parent company         (2,747)
  Allocation of costs from parent company          (1,895)
  Net payments on behalf of affiliates                352
                                                 --------

Balance at October 31, 1996                        (4,290)
                                                 --------
  Net cash transferred from parent company         (4,157)
  Allocation of costs from parent company          (3,605)
  Net payments on behalf of affiliates                345
  Transfers to affiliates                           4,775
                                                 --------
Balance at October 31, 1997                       $(6,932)
                                                 ========

The average amount due to parent for the year ended October 31, 1997 and the period from April 10, 1996 to October 31, 1996 was $6.3 million and $4.1 million, respectively.

During the first quarter of 1997, certain operations of Whittaker Communications, Inc., another wholly-owned subsidiary of Whittaker formerly located in Santa Clara, California, were integrated into the Company. The results of operations and the financial position of the two operations are segregated and reported separately. This segregation procedure involves the allocation of certain costs and balance sheet amounts which cannot be directly assigned to the appropriate operation.

Management of the Company believes the methods used to allocate the costs are reasonable based on the Company's use of such services.

                                  Xyplex, Inc.

3.  IMPAIRMENT CHARGE

In connection with the April 1996 acquisition of the Company by Whittaker, goodwill and other intangible assets of $62.8 million and $37.2 million, respectively, were recorded. These assets were being amortized, on a straight-line basis, over periods of 20 years in the case of goodwill and five to 15 years in the case of other intangible assets. During the third quarter of 1997, the Company reduced the amortization periods for goodwill and certain other intangible assets from 20 and 15 years, respectively, to seven years. This adjustment resulted in an $8.1 million goodwill and other intangible asset impairment charge which represents the increased amortization from the date of acquisition to the beginning of the third quarter of 1997. As a result of the Company's declining revenues and continued operating losses in 1997, an additional goodwill and other intangible asset impairment charge of $55.1 million was recorded by the Company in the fourth quarter of 1997. The fair value of these assets was based on the estimated value of consideration offered to Whittaker by a third party in November 1997 for the sale of the Company.

4.  INVENTORY

Inventories, net of reserves for excess and obsolete inventory of $3.0 million and $7.0 million at October 31, 1997 and 1996, respectively, consist of the following (in thousands):

                                                1997           1996
                                          -----------------------------

   Raw materials                              $   410       $    928
   Work in process                                319          2,002
   Finished goods                               2,547          3,764
                                          -----------------------------

                                               $3,276         $6,694
                                          =============================

Work in process and finished goods inventories include materials, labor and manufacturing overhead.

                                  Xyplex, Inc.

5.  PROPERTY AND EQUIPMENT

Property and equipment at October 31, 1997 and 1996 consist of the following (in thousands):

                                                 1997           1996
                                           -----------------------------

   Equipment                                   $ 5,669        $ 6,381
   Furniture and fixtures                          990          1,167
   Leasehold improvements                          752            852
   Equipment under capital lease                   444            452
   Construction in progress                        104             57
                                               -------        -------

                                                 7,959          8,909
   Less accumulated depreciation and            (3,127)        (1,935)
     amortization
                                               -------        -------

                                               $ 4,832        $ 6,974
                                               =======        =======

Depreciation expense, which includes amortization expense of assets under capital leases, was approximately $4.0 million and $2.0 million for the twelve months ended October 31, 1997 and the period April 10, 1996 to October 31, 1996, respectively.

Equipment under capital leases has accumulated amortization of $0.2 million and $0.2 million as of October 31, 1997 and 1996. Acquisitions of equipment under capital lease obligations totaled $0.2 million in 1997. There were no such acquisitions in 1996.

                                  Xyplex, Inc.
                   Notes to Financial Statements (continued)


6.  LONG-TERM DEBT

Long-term debt at October 31, 1997 and 1996 consisted of the following (dollars in thousands):

                                                    1997                    1996
                                        ---------------------------------------------------
                                                      WEIGHTED                   WEIGHTED
                                                       AVERAGE                   AVERAGE
                                                      INTEREST                   INTEREST
                                           AMOUNT       RATE       AMOUNT          RATE
                                        ---------------------------------------------------
  Capitalized lease obligations with
    monthly installments through
    July of 2000, with interest
    rates ranging to 11.36%                 $169         9.15%       $150         7.05%

  Less current maturities                     57                      150
                                        -------------            -----------

                                            $112                   $    -
                                        =============            ===========


Since April 10, 1996, the Company has guaranteed the obligations of Whittaker under Whittaker's bank credit agreement. Since such date, the Company has also pledged its accounts receivable, inventory, equipment and certain other assets to secure such obligations.

7.  INCOME TAXES

Income tax benefit for the year ended October 31, 1997 and the period from April 10, 1996 to October 31, 1996 consists of the following (in thousands):

                                                             1997         1996
                                                         ---------------------------
   Components of the provision:
     Federal                                                $(6,778)      $(5,972)
     State                                                        -          (732)
                                                         ---------------------------

                                                            $(6,778)      $(6,704)
                                                         ===========================
   Classification of the provision:
     Current                                                $(2,479)      $(1,426)
     Deferred                                                (4,299)       (5,278)
                                                         ---------------------------

                                                            $(6,778)      $(6,704)
                                                         ===========================

                                  Xyplex, Inc.

7.  INCOME TAXES (CONTINUED)

Foreign income taxes were not material.

A reconciliation of income tax computed at the U.S. federal statutory tax rate to the effective tax rate for the year ended October 31, 1997 and the period from April 10, 1996 to October 31, 1996 is as follows:

                                                             1997           1996
                                                      -----------------------------
   U.S. federal statutory rate                              (34.0)%        (34.0)%
   State taxes, net of U.S. federal
      income tax benefit                                      0.0           (2.4)

   Goodwill amortization                                     24.1            3.0
   Valuation allowance                                        1.8            0.0
   Other items                                                0.3            0.0
                                                      -----------------------------

   Effective tax rate                                        (7.8)%        (33.4)%
                                                      =============================

Deferred income taxes reflect the net tax effects of temporary differences between the reported amounts of assets and liabilities in the financial statements and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at October 31, 1997 and 1996 were as follows (in thousands):

                                                               1997          1996
                                                         ---------------------------
Deferred tax assets:
  Receivables valuation                                     $    719     $     438
  Inventory valuation                                          2,023         4,277
  Excess of book over tax depreciation                         1,689         1,081
  Benefits from net operating loss carryforward                1,584            -
  Other                                                        3,670         3,806
                                                         ---------------------------
Total before valuation allowance                               9,685         9,602
Valuation allowance                                           (1,584)           -
                                                         ---------------------------

Net deferred tax assets                                      $ 8,101      $  9,602
                                                         ===========================
Deferred tax liabilities:
  Intangible assets                                          $ 8,718       $14,518
                                                         ===========================

In 1997 and 1996, the Company was reimbursed by its Parent $3.5 million and $1.6 million, respectively, for the tax benefit of its sustained losses. In 1997, the Company established a full allowance against its net operating loss carryforward in compliance with SFAS No. 109. At October 31, 1997, the Company has $4.7 million total net operating loss carryforwards, which will expire in the years 2011 and 2012.

                                  Xyplex, Inc.

8.  401(K) RETIREMENT PLAN

The Company sponsors a defined contribution 401(k) plan covering a majority of its domestic employees under which participants can make pretax contributions of up to 15% of eligible compensation and receive a matching contribution of 75% on up to 6% of their eligible compensation. The Company has recorded as expense for the year ended October 31, 1997 and the period April 10, 1996 to October 31, 1996 $0.8 million and $0.2 million, respectively, representing its contributions to this plan.

9.  LEASE COMMITMENTS

The Company has both operating and capital lease commitments for certain facilities and equipment. Future minimum payments under capital leases and under noncancellable operating leases, net of rentals to be received from existing noncancellable operating subleases, as of October 31, 1997 were as follows (in thousands):

                                                         OPERATING        CAPITAL
                                           YEAR           LEASES          LEASES
                                      ----------------------------------------------
                                           1998            $1,329          $  70
                                           1999               664             70
                                           2000               414             52
                                           2001               281              -
                                                        ------------    ------------

Total minimum lease payments                               $2,688            192
                                                        ============

Less amount representing interest                                             23
                                                                        ------------

Present value of net minimum lease payments                                 $169
                                                                        ============

Rent expense was $2.6 million and $1.6 million for the year ended October 31, 1997 and the period from April 10, 1996 to October 31, 1996, respectively.

                                  Xyplex, Inc.

10.  SIGNIFICANT CUSTOMERS AND EXPORT SALES

No single customer accounted for more than 10% of net sales during 1997 or 1996. Export sales as a percentage of net sales for the year ended October 31, 1997 and the period from April 10, 1996 to October 31, 1996 were as follows:

                                    1997          1996
                              --------------------------
Europe                             13.5%         13.9%
Pacific Rim                         4.5           3.9
Canada                              4.5           4.8
Other                               7.1           5.8
                              --------------------------

                                   29.6%         28.4%
                              ===========================


11.  EMPLOYMENT AGREEMENTS

During 1997, the Company initiated a long-term retention bonus program covering certain key employees. Payments under the plan will be made, on varying dates from March 1998 to December 1998, to individuals covered under the plan who are active, full-time employees of the Company at various dates ranging from January 1, 1998 to December 31, 1998. Potential payments under the program total approximately $1.7 million.

12.  YEAR 2000 COMPLIANCE (UNAUDITED)

In 1997, the Company upgraded its information management system to be Year 2000 compliant. The Company has also communicated with its suppliers and others it does business with and has addressed any significant issues identified. No further significant expenditures are expected to be made related to Year 2000 compliance.

                                  Xyplex, Inc.

13.  EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT AUDITORS

On January 30, 1998, Whittaker sold all of the common stock of its wholly-owned subsidiary, Whittaker Xyplex, Inc., which, since January 13, 1997, has been the parent company of Xyplex, Inc., to MRV Communications, Inc. (MRV) for $35 million in cash plus warrants to purchase 421,402 shares of common stock of MRV. Whittaker shall be entitled to receive warrants to purchase an additional 78,598 shares of common stock of MRV upon Whittaker's timely performance of certain covenants. The stock purchase agreement provides for the reattribution of the Company's net operating losses to Whittaker. Concurrently with the sale of the Company, the liens on the Company's assets securing Whittaker's obligations under Whittaker's bank credit agreement were released, and the Company's guarantee of such obligations was canceled.

                         [COOPERS & LYBRAND LETTERHEAD]



                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Raytheon Company:

We have audited the accompanying balance sheet of Xyplex, Inc. as of April 9, 1996, and the related statements of loss, parent company investment and cash flows for the period January 1, 1996 through April 9, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1, interest expense associated with Raytheon Company's general corporate debt bas not been allocated to Xyplex, Inc.'s financial statements. Also as discussed in Note 1, Xyplex, Inc. has earned interest income primarily on its intercompany receivable from Raytheon based on an agreed-upon rate. As discussed in Note 2, certain costs and expenses presented in the financial statements represent allocations of the costs of services provided to Xyplex, Inc. by Raytheon Company. As a result of these factors, the financial statements presented may not be indicative of the financial position or results of operations that would have been achieved had Xyplex, Inc. operated as a nonaffiliated entity.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xyplex, Inc. as of April 9, 1996, and the results of its operations and its cash flows for the period January 1, 1996 through April 9, 1996 in conformity with generally accepted accounting principles.


                                        /s/ COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
May 24, 1996

                                  XYPLEX, INC.

                                 BALANCE SHEET

                                  April 9, 1996



                                     ASSETS
Current assets:
   Cash and cash equivalents                                    $    200,000
   Accounts receivable, less reserve of $585,000                  18,159,000
   Inventory                                                       9,695,000
   Other current assets                                              922,000
   Receivable from parent company                                 32,412,000
                                                                ------------
         Total current assets                                     61,388,000

Property and equipment, net                                        7,840,000
Deferred tax asset                                                 6,790,000
Other assets                                                       2,025,000
Goodwill                                                          83,357,000
                                                                ------------
           Total assets                                         $161,400,000
                                                                ============


                    LIABILITIES AND PARENT COMPANY INVESTMENT

Current liabilities:
   Current portion of capital lease obligations                      366,000
   Accounts payable                                                5,392,000
   Accrued payroll and employee benefits                           4,386,000
   Other accrued expenses                                          1,973,000
   Deferred revenue                                                3,900,000
                                                                ------------

         Total current liabilities                                16,017,000

Long-term portion of capital lease obligations                        27,000
Commitments and contingencies

Parent company investment                                        145,356,000
                                                                ------------
           Total liabilities and parent company investment      $161,400,000
                                                                ============



    The accompanying notes are an integral part of the financial statements.

                                  XYPLEX, INC.

                                STATEMENT OF LOSS

              for the period January 1, 1996 through April 9, 1996


Net sales                                                          $ 28,100,000

Cost of sales                                                        13,141,000
                                                                   ------------
Gross profit                                                         14,959,000
                                                                   ------------

Operating expenses:
   Selling and marketing                                              9,456,000
   General and administrative                                         1,573,000
   Research and development                                           4,458,000
   Parent company allocations                                           100,000
   Amortization of goodwill                                           2,267,000
                                                                   ------------

         Total operating expenses                                    17,854,000
                                                                   ------------

Loss from operations                                                 (2,895,000)

Interest expense                                                        (10,000)
Interest income from parent company                                     698,000
                                                                   ------------

Net loss before income tax provision                                 (2,207,000)

Provision for federal income taxes                                       62,000
                                                                   ------------

Net loss                                                           $ (2,269,020)
                                                                   ============



    The accompanying notes are an integral part of the financial statements.

                                  XYPLEX, INC.

                     STATEMENT OF PARENT COMPANY INVESTMENT

              for the period January 1, 1996 through April 9, 1996


                                                                     PARENT
                                                                     COMPANY
                                                                    INVESTMENT
Balance, January 1, 1996                                          $ 147,625,000

Net loss                                                             (2,269,000)
                                                                  -------------
Balance, April 9, 1996                                            $ 145,356,000
                                                                  =============



    The accompanying notes are an integral part of the financial statements.

                                  XYPLEX, INC.

                             STATEMENT OF CASH FLOWS


              for the period January 1, 1996 through April 9, 1996


Cash flows from operating activities:
  Net loss                                                                         $(2,269,000)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization                                                   3,554,000
     Deferred income tax provision                                                    (654,000)
     Changes in assets and liabilities:
      Accounts receivable                                                            1,425,000
      Inventory                                                                       (721,000)
      Other current assets                                                            (132,000)
      Accounts payable and accrued expenses                                         (4,508,000)
      Deferred revenue                                                                 766,000
                                                                                   -----------

         Net cash used in operating activities                                      (2,539,000)
                                                                                   -----------
Cash flows from investing activities:
   Purchase and sale of equipment, net                                              (1,154,000)
   Purchase of licenses and other intangible assets                                   (112,000)
   Proceeds from maturities of securities                                              400,000
                                                                                   -----------

         Net cash used in investing activities                                        (866,000)
                                                                                   -----------
Cash flows from financing activities:
   Increase in accounts payable related to cash overdrafts                           2,293,000
   Payments of capital leases                                                          (163,000)
   Net receipts from parent company                                                  1,362,000
                                                                                   -----------
         Net cash provided by financing activities                                   3,492,000
                                                                                   -----------

Net increase in cash and cash equivalents                                               87,000

Cash and cash equivalents, beginning of period                                         113,000
                                                                                   -----------

Cash and cash equivalents, end of period                                           $   200,000
                                                                                   ===========



    The accompanying notes are an integral part of the financial statements.

                                  XYPLEX, INC.

                          NOTES TO FINANCIAL STATEMENTS




1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        BASIS OF PRESENTATION

        Xyplex, Inc. (the "Company" or "Xyplex") designs, manufactures, markets and supports data networks. On October 7, 1994, Xyplex was acquired by Raytheon Company ("Raytheon") for total consideration of $186,000,000. Pursuant to the purchase method of accounting, the assets and liabilities acquired by Raytheon were revalued to their fair value. The excess of the purchase price over the fair value of the net assets acquired was approximately $125,000,000 and accordingly, goodwill and the parent company investment were increased by $125,000,000. Effective on the close of business on April 9, 1996, Xyplex was acquired by Whittaker Corporation.

        The accompanying historical financial statements present the Company's results of operations and its financial condition as a wholly-owned subsidiary of Raytheon from January 1, 1996 through April 9, 1996. Interest expense associated with Raytheon's general corporate debt has not been allocated to the Company's financial statements. Certain costs and expenses presented in the financial statements represent intercompany allocations and management's estimates of the costs of services provided to the Company by Raytheon. (See Note 2 for further discussion of allocations.) Additionally, as discussed in further detail below, Xyplex earned interest income primarily on its intercompany receivable from Raytheon based on an agreed-upon rate. As a result of these factors, the financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a non-affiliated entity.

        The Company has had transactions in the normal course of business with Raytheon and its subsidiaries. Revenues from these transactions, totaling $142,000 for the period ended April 9, 1996, are in accordance with Xyplex's normal terms and conditions. The remaining receivables from these transactions with Raytheon are included in trade accounts receivable and totaled $26,000 as of April 9, 1996.

        Additionally, Xyplex transferred a substantial amount of its cash and investments to Raytheon upon the acquisition date and has subsequently participated in the Raytheon cash management program. All of this cash management activity is recorded in the receivable from parent company account. Intercompany activity also includes allocations of corporate expenses, state and federal income tax payments and credits, and interest earned on the intercompany receivable balance itself. Interest is earned on the intercompany receivable balance at a rate of 6.50% in 1996 and totaled approximately $698,000 for the period ended April 9, 1996.

        PARENT COMPANY INVESTMENT

        The parent company investment account represents the net assets of the company. As described above, this account was credited with the excess of the purchase price over the fair value of Xyplex's net assets at the time of Raytheon's purchase.


                                   Continued

                                  XYPLEX, INC.

        USE OF ACCOUNTING ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        CASH EQUIVALENTS

        Cash equivalents include all highly liquid investments with original maturities of ninety days or less at the time of acquisition. Under the Company's cash management system with Raytheon, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes. The Company has determined the net overdraft balance by bank and has correspondingly reclassified these amounts to Accounts Payable.

        REVENUE RECOGNITION

        The Company recognizes product revenue upon shipment of goods and software. Maintenance and support fees greater than $10,000 are recognized ratably over the life of the contract. A provision is made at the time of shipment for estimated warranty costs to be incurred.

        INVENTORY

        Inventories are stated at the lower of cost (first-in, first-out method) or market.

        PROPERTY AND EQUIPMENT

        Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense while the costs of significant improvements are capitalized. Depreciation is computed using the straight-line and accelerated methods in amounts that allocate the cost of these assets over their estimated useful lives as follows:

                                                               ESTIMATED
         ASSET CLASSIFICATION                                 USEFUL LIFE
         --------------------                                 -----------
         Equipment                                              5 years
         Computer equipment                                     3 years
         Furniture and fixtures                                 5 years
         Leasehold improvements                               Term of Lease
         Demonstration units                                    3 years
         Equipment under capital lease                        Term of Lease



         Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are eliminated and the related gains or losses are reflected in income.



                                   Continued

                                  XYPLEX, INC.

        INTANGIBLES

        Goodwill, which represents the amount Raytheon incurred in excess of the fair value of the net assets of Xyplex on the date of purchase, is amortized on a straight-line basis over a period of 15 years. For the period ended April 9, 1996, the Company incurred amortization expense related to this asset of $2,267,000. Accumulated amortization related to goodwill totaled $42,018,000 as of April 9, 1996.

        Other intangible assets, consisting primarily of licenses, are included in other assets. These assets are amortized over a one to three year period based on net realizable value. For the period ended April 9, 1996, the Company incurred amortization expense of $60,000. Accumulated amortization related to these other assets totaled $684,000 as of April 9, 1996.

        The Company periodically reviews the carrying value of its intangible assets as well as the amortization periods to determine whether current events and circumstances warrant adjustment to the carrying values or estimated useful lives. At each balance sheet date, management evaluates the carrying value of intangible assets to determine whether there has been any permanent impairment. No such adjustments were made for the period ended April 9, 1996.

        RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

        Research and development costs are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, capitalization of internally developed computer software costs begins upon the establishment of technological feasibility. The Company believes that once a working model has been established, the additional development costs to bring the product to a commercially acceptable level are not significant. There were no software development costs capitalized as of April 9, 1996.

        INCOME TAXES

        The Company records income taxes based on an asset and liability approach which results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities. For purposes of these financial statements, income taxes have been calculated as if Xyplex had prepared a tax return on a stand alone basis.

        In accordance with Raytheon's policy, all state and local taxes have been included in general and administrative expenses.


2.      ALLOCATED COSTS:

        The historical statements of operations include charges from Raytheon representing the Company's share of the cost of support services provided. These charges are allocations of corporate expenses associated with legal, marketing, management, financial and facilities management services. The



                                   Continued

                                  XYPLEX, INC.

        basis of the allocation is dependent on the functions and includes net sales, square feet occupied, and percentage share of all other corporate assessments. For these services, the Company was charged $100,000 for the period ended April 9, 1996.

        Management believes the methods used to allocate the costs are reasonable based on the company's use of such facilities and services.

3.      INVENTORY:

        Inventories consist of the following at April 9, 1996:

        Raw materials                                         $  756,000
        Work in process                                        3,454,000
        Finished goods                                         5,485,000
                                                              ----------
                                                              $9,695,000
                                                              ==========

        Work in process and finished goods inventories include materials, labor and manufacturing overhead. As of April 9, 1996, finished goods include approximately $2,563,000, of demonstration products located at the sales and support offices and potential customer sites.

4.      PROPERTY AND EQUIPMENT:

        Property and equipment consist of the following:

        Equipment                                             $  6,126,000
        Computer equipment                                       8,817,000
        Furniture and fixtures                                   1,633,000
        Leasehold improvements                                   2,515,000
        Demonstration units                                      3,528,000
        Equipment under capital lease                            3,511,000
                                                              ------------
                                                                26,130,000
        Less - Accumulated depreciation and amortization       (18,290,000)
                                                              ------------
                                                              $  7,840,000
                                                              ============

        Equipment under capital leases had accumulated amortization of $2,563,000 as of April 9, 1996.


                                   Continued

                                  XYPLEX, INC.

5.      INCOME TAXES:

        The provision for income taxes in the accompanying consolidated statements of income consists of the following as of April 9, 1996:

                     Federal:
                      Current                            $ 716,000
                      Deferred                            (654,000)
                                                         ---------
                                                         $  62,000
                                                         =========

        A reconciliation of the federal statutory rate percentage to the Company's effective tax rate percentage is as follows for the period ended April 9, 1996.

        Income tax benefit at federal statutory rate         (35.0)%
        Amortization of nondeductible goodwill                35.9
        Other                                                  1.9
                                                             -----
        Effective tax rate                                     2.8 %
                                                             =====

        The approximate income tax effect of each type of temporary difference comprising the deferred tax asset as of April 9, 1996 is as follows:

        Inventory                                                  $1,940,000
        Deferred revenue                                            1,189,000
        Depreciation                                                1,035,000
        Accrued vacation                                              575,000
        Accrued warranty                                              349,000
        Bad debt                                                      205,000
        Other, net                                                    299,000
                                                                   ----------
        Total federal deferred tax asset                            5,592,000
        State deferred tax asset, net                               1,198,000
                                                                   ----------
        Total deferred tax asset                                   $6,790,000
                                                                   ==========

        Income taxes paid to the parent company for the period ended April 9, 1996 totaled approximately $6,032,000.



                                   Continued

                                  XYPLEX, INC.

6.      401(k) RETIREMENT PLAN:

        The Company had a 401(k) retirement plan covering all employees who are regularly scheduled to work 1,000 or more hours of service per year. Participants may elect to defer up to 15% of their compensation for deposit under the plan, subject to certain IRS limitations. The Company may elect to make contributions to the plan. The contributions are allocated to each eligible participant's account in proportion to each participant's deferrals for the plan year, subject to IRS limitations; participants' deferrals in excess of 6% of compensation are not matched. The Company elected to make contributions of $124,000 to the plan for the period ended April 9, 1996.

7.      LEASE COMMITMENTS:

        The Company has both operating and capital lease commitments for certain facilities and equipment. These leases expire at various dates through the year 2014.

        Future minimum lease payments under these noncancelable leases are as follows:

                                                                      OPERATING     CAPITAL
        YEAR                                                           LEASES       LEASES
        ----                                                           ------       ------
        1996                                                        $1,458,000    $ 332,000
        1997                                                           761,000       85,000
        1998                                                           633,000            -
        1999                                                           416,000            -
        2000                                                           416,000            -
        Thereafter                                                   2,278,000            -
                                                                    ----------    ---------
        Total minimum lease payments                                $5,962,000       417,000
                                                                    ==========

        Less amount representing interest                                             24,000
                                                                                   ---------
        Present value of minimum lease payments                                      393,000

        Less current portion of capital lease obligations                            366,000
                                                                                   ---------
                                                                                     $27,000
                                                                                   =========

        Rent expense was approximately $605,000 for the period ended April 9, 1996.


                                   Continued

                                  XYPLEX, INC.

8.      EXPORT SALES:

        Export sales as a percentage of net sales for the period ended April 9, 1996 are as follows:

                                                        1995
                                                        ----
        Europe                                          15.6%
        Pacific Rim                                      5.4
        Canada                                           4.7
        Other                                           10.3
                                                        ----
                                                        36.0%
                                                        ====

9.      EMPLOYMENT AGREEMENTS:

        During 1995, Raytheon and Xyplex provided strategic resolution bonuses to key employees. These bonuses, totaling approximately $1,500,000, were due and payable on March 1, 1996 for each employee who continued to be an employee on March 1, 1996. Of the $1,500,000 charge, approximately $250,000 was funded by Xyplex with the remainder funded by Raytheon.

        Also during 1995, Raytheon entered into employment agreements with certain key employees of the Company which provide for salary continuation of up to 12 months in the event of termination of employment without cause. The aggregate commitment under these employment agreements should all covered employees be terminated is approximately $1,500,000.

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



The following unaudited pro forma consolidated financial statements give effect to the Acquisition under the purchase method of accounting. The unaudited pro forma consolidated financial statements are based on the historical consolidated financial statements and notes there to (as applicable) of MRV Communications, Inc. (MRV), which are included in MRV's Form 10-K for the year ended December 31, 1997, and the historical financial statements and notes thereto (as applicable) of Xyplex Inc. (Xyplex) which are included elsewhere herein. The unaudited pro forma consolidated balance sheet assumes that the Acquisition took place on January 1, 1997 and consolidates MRV's December 31, 1997 consolidated balance sheet with Xyplex's October 31, 1997 balance sheet. The unaudited pro forma consolidated statement of income assumes that the Acquisition took place as of January 1, 1997 and consolidates MRV's consolidated statement of operations for the year ended December 31, 1997 with Xyplex's statement of operations for the fiscal year ended October 31, 1997.

The unaudited pro forma consolidated financial statements are based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information for illustrative purposes necessary to comply with the disclosure requirements of the Securities and Exchange Commission. The unaudited pro forma consolidated financial statements do not purport to be indicative of the results of operations for future periods or the consolidated financial position or the results that actually would have been realized had the entities been consolidated during the period. The pro forma adjustments and purchase price allocations are preliminary estimates only and are subject to change. In connection with the Acquisition, MRV expects to restructure certain operations. The restructure is expected to include closing of certain facilities, reductions in workforce and settlement of distribution agreements. The pro forma adjustments and financial statements do not include any amounts related to the restructure of operations due to the Xyplex acquisition.

MRV estimates that it will incur direct transaction costs of approximately $2,500,000 associated with the Acquisition. The purchase price also includes $7,000,000 as the fair value of certain warrants given to the seller. The warrants were valued using the Black Scholes method.

These unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of MRV, which are included in MRV's Form 10-K for the year ended December 31, 1997, and the historical financial statements and the related notes thereto of Xyplex, which are included elsewhere herein.

                            MRV COMMUNICATIONS, INC.


                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                             AS OF DECEMBER 31, 1997
                                 (in thousands)


                                      MRV
                                 Communications,   Xyplex
                                       Inc.          Inc.                        Pro forma
                                      1997          1997          Adjustments   Consolidated
                                 ---------------   -------       -------------  ------------
CURRENT ASSETS:
  Cash and cash equivalents        $  19,428      $   1,037       $  (1,925)(4)  $  18,540
  Notes receivable                        --              8              --              8
  Short-term investments              36,413             --         (35,000)(1)      1,413
  Accounts receivable, net            47,258         12,319          (1,500)(1)     58,077
  Inventories                         41,689          3,276          (1,500)(1)     43,465
  Deferred income tax asset            2,280          5,071              --          7,351
  Other current                        7,248            864              --          8,112
                                   ---------      ---------       ---------      ---------
            Total current assets     154,316         22,575         (39,925)       136,966

PROPERTY, PLANT AND EQUIPMENT,net      8,183          4,832           2,000 (1)     15,015

OTHER ASSETS:
  Investments                         62,382             --              --         62,382
  Deferred income tax asset            6,231             --           6,900 (5)     13,131
  Goodwill, net                        5,077             --           9,500 (1)
                                                                     (1,350)(3)     13,227
  Other intangibles                       --         21,607         (21,607)(1)         --
  Other                                   47            320              --            367
                                   ---------      ---------       ---------      ---------
                                      73,737         21,927          (6,557)        89,107

                                   $ 236,236      $  49,334       $ (44,482)     $ 241,088
                                   =========      =========       =========      =========



                  See accompanying notes to unaudited pro forma
                       consolidated financial statements.

                            MRV COMMUNICATIONS, INC.


                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                             AS OF DECEMBER 31, 1997
                                 (in thousands)



                                           MRV
                                      Communications,     Xyplex
                                           Inc.            Inc.                            Pro forma
                                           1997            1997             Adjustments   Consolidated
                                      ---------------    --------           -----------   ------------
CURRENT LIABILITIES:
  Current portion of capital
    lease obligations                    $     111       $      57        $      --        $     168
  Accounts payable                          30,439           5,257            2,500 (1)       38,196
  Accrued liabilities                        8,429           6,614            1,203 (1)       16,246
  Customer deposit                             293              --                               293
  Income taxes payable                       3,485              --           (3,485)(5)           --
  Deferred revenue                              --           3,296                             3,296
                                         ---------       ---------        ---------        ---------
            Total current liabilities       42,757          15,224              218           58,199

LONG-TERM LIABILITIES:
  Capital lease obligations,
    net of current portion                     788             112               --              900
  Other long-term liabilities                2,065              --               --            2,065
  Deferred income taxes                         --           5,688               --            5,688
  Due to parent company                         --           6,932           (6,932)(1)           --
                                         ---------       ---------        ---------        ---------
            Total long-term liabilities      2,853          12,732           (6,932)           8,653

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST                              657              --               --              657

STOCKKHOLDERS' EQUITY:
  Preferred stock,$0.01 par value:              --              --               --               --
    Authorized-1,000 shares;
      no shares issued or outstanding
  Common stock, $0.0034 par value:
    Authorized-40,000 shares
      Issued and outstanding-26,360             88              --                                88
  Capital in excess of par value           175,874              --            7,000 (1)      182,874
  Retained earnings (deficit)               14,635              --          (23,390)(6)       (8,755)
  Cumulative translation adjustments          (628)             --               --             (628)
  PARENT COMPANY INVESTMENT                     --          21,378          (21,378)(1)           --
                                         ---------       ---------        ---------        ---------
                                           189,969          21,378          (37,768)         173,579

                                         $ 236,236       $  49,334        $ (44,482)       $ 241,008
                                         =========       =========        =========        =========

                  See accompanying notes to unaudited pro forma
                       consolidated financial statements.

                            MRV COMMUNICATIONS, INC.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                      (in thousands, expect per share data)


                                              MRV
                                          Communications,     Xyplex
                                              Inc.              Inc.                          Pro forma
                                              1997             1997         Adjustments      Consolidated
                                          ---------------   ---------       -----------      ------------
REVENUES, net                              $ 165,471        $  75,663     $      --           $ 241,134

COSTS AND EXPENSES:
  Cost of goods sold                          94,709           37,004            --             131,713
  Research and development expenses           13,093           13,465            --              26,558
  Selling, general and
    administrative expenses                   27,365           33,712            --              61,077
  Purchased technology in progress                --               --        30,500 (1)          30,500
  Parent company allocations                      --            3,346            --               3,346
  Amortization of goodwill and other
    intangible assets                             --           12,064         1,350 (3)          13,414
  Impairment of goodwill and other
    intangible assets                             --           63,172       (63,172)(2)(6)           --
                                           ---------        ---------     ---------           ---------
                                             135,167          162,763       (31,322)            266,608
                                           ---------        ---------     ---------           ---------
  Operating income (loss)                     30,304          (87,100)       31,322             (25,474)
                                           ---------        ---------     ---------           ---------
OTHER INCOME (EXPENSE):
  Interest expense related to
    convertible debentures and
    acquisition                                 (843)              --            --                (843)
  Minority interest                             (146)              --            --                (146)
  Interest income                              2,841               18        (1,925)(4)             934
  Interest expense                              (118)              (5)           --                (123)
  Other                                           21               --            --                  21
                                           ---------        ---------     ---------           ---------
                                               1,755               13        (1,925)               (157)
                                           ---------        ---------     ---------           ---------
  Income (loss) before provision
    (benefit) for income taxes                32,059          (87,087)       29,397             (25,631)

PROVISION (BENEFIT) FOR INCOME TAX             9,474           (6,778)      (10,385)(5)          (7,689)
                                           ---------        ---------     ---------           ---------
NET INCOME (LOSS)                             22,585          (80,309)       39,782 (6)         (17,942)
                                           =========        =========     =========           =========
EARNINGS (LOSS) PER COMMON SHARE
 INFORMATION:
  Basic earnings (loss) per
    common share                                0.95                                              (0.76)
  Diluted earnings (loss) per
    common share                                0.88                                              (0.76)

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING:
  Basic                                       23,670                                             23,670
  Diluted                                     25,734                                             23,670


                  See accompanying notes to unaudited pro forma
                        consolidated financial statements

            NOTES AND ASSUMPTIONS TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

Adjustment
  Number                                        Comments
------------      ------------------------------------------------------------
(1)               The purchase price of Xyplex and the estimated allocation of the purchase price is summarized as follows:


                  Cash                                    $35,000,000
                  Warrants                                  7,000,000
                  Other costs                               2,500,000
                                                          -----------
                                                          $44,500,000
                                                          ===========

                  PARENT COMPANY INVESTMENT               $21,378,000
                  Add - Due to parent                       6,932,000
                                                          -----------
                                                           28,310,000

                    Less - Intangibles per Xyplex          21,607,000
                           - Other write-offs               4,203,000
                                                          -----------
                    Net assets before allocation of
                      purchase price                        2,500,000

                  Allocation of purchase
                    price to -
                       Purchased technology in
                         progress                          30,500,000
                  Goodwill and other intangibles            9,500,000
                  Property, Plant & Equipment               2,000,000
                                                          -----------
                                                          $44,500,000
                                                          ===========


(2) In the fiscal year ended October 31, 1997, Xyplex recorded an impairment loss of $63,172,000 related to goodwill. This pro forma adjustment reflects results as if the write-off was recorded prior to November 1, 1996.

(3) To record the amortization of $9,500,000 of goodwill over 7 years or approximately $1,350,000 per year.

(4) To reduce interest income by $1,925,000 to reflect use of investments of $35,000,000 to fund purchase price, assumes 5.5 percent return on investments.

(5) After the above pro forma adjustments the income (loss) before provision for income tax was a pro forma loss of $29,397,000. This adjustment reflects the recording of a tax benefit for this at an estimated effective rate of 30 percent or $10,385,000.

(6) The net effect on 1997 income of the pro forma adjustments is $39,782,000. The net effect on retained earnings (deficit) is $(23,390,000), as $63,172,000 of the adjustments to the operations were to move expense from 1997 to earlier periods.